UK Conditions of Sale

The Conditions of Sale and Authorship Warranty set out below govern the relationship between bidders and buyers, on the one hand, and Phillips Auctioneers Limited (registered in England with company number 04228373)("Phillips") and sellers, on the other hand. All prospective buyers should read these Conditions of Sale, the UK Auction Buyer's Guide, the Important Notices, VAT & Tax Guide and the Authorship Warranty carefully before bidding.

1 Introduction
Each lot in this catalogue is offered for sale and sold subject to: (a) the Conditions of Sale and Authorship Warranty; (b) additional notices and terms printed in other places in this catalogue, including the Guide for Prospective Buyers and Important Notices, and (c) supplements to this catalogue or other written material posted by Phillips in the saleroom, in each case as amended by any addendum or announcement by the auctioneer prior to the auction.

By bidding at the auction, whether in person, through an agent, by written bid, by telephone bid or other means, bidders and buyers agree to be bound by these Conditions of Sale, as so changed or supplemented, and Authorship Warranty.

These Conditions of Sale, as so changed or supplemented, and Authorship Warranty contain all the terms on which Phillips and the seller contract with the buyer.

2 Phillips as Agent
Phillips acts as an agent for the seller, unless otherwise indicated in this catalogue or at the time of auction. On occasion, Phillips may own a lot directly, in which case we will act in a principal capacity as a consignor, or a company affiliated with Phillips may own a lot, in which case we will act as agent for that company, or Phillips or an affiliated company may have a legal, beneficial or financial interest in a lot as a secured creditor or otherwise.

3 Catalogue Descriptions and Condition of Property
Lots are sold subject to the Authorship Warranty, as described in the catalogue (unless such description is changed or supplemented, as provided in Paragraph 1 above) and in the condition that they are in at the time of the sale on the following basis.

(a) The knowledge of Phillips in relation to each lot is partially dependent on information provided to us by the seller, and Phillips is not able to and does not carry out exhaustive due diligence on each lot. Prospective buyers acknowledge this fact and accept responsibility for carrying out inspections and investigations to satisfy themselves as to the lots in which they may be interested. Notwithstanding the foregoing, we shall exercise such reasonable care when making express statements in catalogue descriptions or condition reports as is consistent with our role as auctioneer of lots in this sale and in light of (i) the information provided to us by the seller, (ii) scholarship and technical knowledge and (iii) the generally accepted opinions of relevant experts, in each case at the time any such express statement is made.

(b) Each lot offered for sale at Phillips is available for inspection by prospective buyers prior to the auction. Phillips accepts bids on lots on the basis that bidders (and independent experts on their behalf, to the extent appropriate given the nature and value of the lot and the bidder's own expertise) have fully inspected the lot prior to bidding and have satisfied themselves as to both the condition of the lot and the accuracy of its description.

(c) Prospective buyers acknowledge that many lots are of an age and type which means that they are not in perfect condition. As a courtesy to clients, Phillips may prepare and provide condition reports to assist prospective buyers when they are inspecting lots. Catalogue descriptions and condition reports may make reference to particular imperfections of a lot, but bidders should note that lots may have other faults not expressly referred to in the catalogue or condition report. All dimensions are approximate. Illustrations are for identification purposes only and cannot be used as precise indications of size or to convey full information as to the actual condition of lots.

(d) Information provided to prospective buyers in respect of any lot, including any pre-sale estimate, whether written or oral, and information in any catalogue, condition or other report, commentary or valuation, is not a representation of fact but rather a statement of opinion held by Phillips. Any pre-sale estimate may not be relied on as a prediction of the selling price or value of the lot and may be revised from time to time by Phillips at our absolute discretion. Neither Phillips nor any of our affiliated companies shall be liable for any difference between the pre-sale estimates for any lot and the actual price achieved at auction or upon resale.

4 Bidding at Auction
(a) Phillips has absolute discretion to refuse admission to the auction or participation in the sale. All bidders must register for a paddle prior to bidding, supplying such information and references as required by Phillips.

(b) As a convenience to bidders who cannot attend the auction in person, Phillips may, if so instructed by the bidder, execute written absentee bids on a bidder's behalf. Absentee bidders are required to submit bids on the 'Absentee Bid Form', a copy of which is printed in this catalogue or otherwise available from Phillips. Bids must be placed in the currency of the sale. The bidder must clearly indicate the maximum amount he or she intends to bid, excluding the buyer's premium and value added tax (VAT). The auctioneer will not accept an instruction to execute an absentee bid which does not indicate such maximum bid. Our staff will attempt to execute an absentee bid at the lowest possible price taking into account the reserve and other bidders. Any absentee bid must be received at least 24 hours in advance of the sale. In the event of identical bids, the earliest bid received will take precedence.

(c) Telephone bidders are required to submit bids on the 'Telephone Bid Form, a copy of which is printed in this catalogue or otherwise available from Phillips. Telephone bidding is available for lots whose low pre-sale estimate is at least £500. Phillips reserves the right to require written confirmation of a successful bid from a telephone bidder by fax or otherwise immediately after such bid is accepted by the auctioneer. Telephone bids may be recorded and, by bidding on the telephone, a bidder consents to the recording of the conversation.

(d) Bidders may participate in an auction by bidding online through Phillips's online live bidding platform available on our website at www.phillips.com. To bid online, bidders must register online at least 24 hours before the start of the auction. Online bidding is subject to approval by Phillips's bid department in our sole discretion. As noted in Paragraph 3 above, Phillips encourages online bidders to inspect prior to the auction any lot(s) on which they may bid, and condition reports are available upon request. Bidding in a live auction can progress quickly. To ensure that online bidders are not placed at a disadvantage when bidding against bidders in the room or on the telephone, the procedure for placing bids through Phillips's online bidding platform is a one-step process. By clicking the bid button on the computer screen, a bidder submits a bid. Online bidders acknowledge and agree that bids so submitted are final and may not under any circumstances be amended or retracted. During a live auction, when bids other than online bids are placed, they will be displayed on the online bidder's computer screen as 'floor' bids. 'Floor' bids include bids made by the auctioneer to protect the reserve. In the event that an online bid and a 'floor' or 'phone' bid are identical, the 'floor' bid may take precedence at the auctioneer's discretion. The next bidding increment is shown for the convenience of online bidders in the bid button. The bidding increment available to online bidders may vary from the next bid actually taken by the auctioneer, as the auctioneer may deviate from Phillips's standard increments at any time at his or her discretion, but an online bidder may only place a bid in a whole bidding increment. Phillips's bidding increments are published in the Guide for Prospective Buyers.

(e) When making a bid, whether in person, by absentee bid, on the telephone or online, a bidder accepts personal liability to pay the purchase price, as described more fully in Paragraph 6 (a) below, plus all other applicable charges.

(f) By participating in the auction, whether in person, by absentee bid, on the telephone or online, each prospective buyer represents and warrants that any bids placed by such person, or on such person's behalf, are not the product of any collusive or other anti-competitive agreement and are otherwise consistent with federal, state or other antitrust law.

(g) Arranging absentee, telephone and online bids is a free service provided by Phillips to prospective buyers. While we undertake to exercise reasonable care in undertaking such activity, we cannot accept liability for failure to execute such bids except where such failure is caused by our willful misconduct.

(h) Employees of Phillips and our affiliated companies, including the auctioneer, may bid at the auction by placing absentee bids so long as they do not know the reserve when submitting their absentee bids and otherwise comply with our employee bidding procedures.

5 Conduct of the Auction
(a) Unless otherwise indicated by the symbol •, each lot is offered subject to a reserve, which is the confidential minimum selling price agreed by Phillips with the seller. The reserve will not exceed the low pre-sale estimate at the time of the auction.

(b) The auctioneer has discretion at any time to refuse any bid, withdraw any lot, re-offer a lot for sale (including after the fall of the hammer) if he or she believes there may be error or dispute and take such other action as he or she deems reasonably appropriate. Phillips shall have no liability whatsoever for any such action taken by the auctioneer. If any dispute arises after the sale, our sale record is conclusive. The auctioneer may accept bids made by a company affiliated with Phillips provided that the bidder does not know the reserve placed on the lot.

(c) The auctioneer will commence and advance the bidding at levels and in increments he or she considers appropriate. In order to protect the reserve on any lot, the auctioneer may place one or more bids on behalf of the seller up to the reserve without indicating he or she is doing so, either by placing consecutive bids or bids in response to other bidders. If a lot is offered without reserve, unless there are already competing absentee bids, the auctioneer will generally open the bidding at 50% of the lot's low pre-sale estimate. In the absence of a bid at that level, the auctioneer will proceed backwards at his or her discretion until a bid is recognized and will then advance the bidding from that amount. Absentee bids on no reserve lots will, in the absence of a higher bid, be executed at approximately 50% of the low pre-sale estimate or at the amount of the bid if it is less than 50% of the low pre-sale estimate. If there is no bid whatsoever on a no reserve lot, the auctioneer may deem such lot unsold.

(d) The sale will be conducted in pounds sterling and payment is due in pounds sterling. For the benefit of international clients, pre-sale estimates in the auction catalogue may be shown in US dollars and/or euros and, if so, will reflect approximate exchange rates. Accordingly, estimates in US dollars or euros should be treated only as a guide. If a currency converter is operated during the sale, it is done so as a courtesy to bidders, but Phillips accepts no responsibility for any errors in currency conversion calculation.

(e) Subject to the auctioneer's reasonable discretion, the highest bidder accepted by the auctioneer will be the buyer and the striking of the hammer marks the acceptance of the highest bid and the conclusion of a contract for sale between the seller and the buyer. Risk and responsibility for the lot passes to the buyer as set forth in Paragraph 7 below.

(f) If a lot is not sold, the auctioneer will announce that it has been 'passed', 'withdrawn', 'returned to owner' or 'bought-in'.

(g) Any post-auction sale of lots offered at auction shall incorporate these Conditions of Sale and Authorship Warranty as if sold in the auction.

6 Purchase Price and Payment

(a) The buyer agrees to pay us, in addition to the hammer price of the lot, the buyer's premium, plus any applicable value added tax (VAT) and any applicable resale royalty (the 'Purchase Price'). The buyer's premium is 26% of the hammer price up to and including £450,000, 21% of the portion of the hammer price above £450,000 up to and including £4,500,000 and 14.5% of the portion of the hammer price above £4,500,000. Phillips reserves the right to pay from our compensation an introductory commission to one or more third parties for assisting in the sale of property offered and sold at auction.

(b) VAT is payable in accordance with applicable law. All prices, fees, charges and expenses set out in these Conditions of Sale are quoted exclusive of VAT.

(c) If the Artist's Resale Right Regulations 2006 apply to the lot, the buyer agrees to pay to us an amount equal to the resale royalty provided for in those regulations and we undertake to the buyer to pay such amount to the artist's collection agent. In circumstances where (i) we are on notice that the resale royalty is payable or (ii) we have not been able to ascertain the nationality of the artist, we will identify the lot with the symbol ♠ next to the lot number and will invoice the resale royalty to the buyer. If we subsequently determine that the nationality of the artist does not entitle him/her to the resale royalty on the lot, we will arrange a refund to the buyer of the amount of the royalty paid to us. If, after a sale in which we did not collect the resale royalty on a particular lot, we become aware that information provided to us prior to the auction concerning an artist's nationality was incorrect and the artist is entitled to the resale royalty on the lot, the buyer shall pay the resale royalty to us upon receipt of an invoice.

(d) Unless otherwise agreed, a buyer is required to pay for a purchased lot immediately following the auction regardless of any intention to obtain an export or import license or other permit for such lot. Payments must be made by the invoiced party in pounds sterling as follows:

(i) Payments may be made by wire transfer. Our account details are available on our website. Please reference the relevant invoice number when making payment.

Alternatively, payment can be made by credit card for invoices of £30,000 or less per auction. We accept American Express, Visa, MasterCard and UnionPay (UnionPay for in person transactions only).

(e) Title in a purchased lot will not pass until Phillips has received the Purchase Price for that lot in cleared funds. Phillips is not obliged to release a lot to the buyer until title in the lot has passed and appropriate identification has been provided, and any earlier release does not affect the passing of title or the buyer's unconditional obligation to pay the Purchase Price.

7 Collection of Property

(a) Phillips will not release a lot to the buyer until we have received payment of its Purchase Price in full in cleared funds, the buyer has paid all outstanding amounts due to Phillips or any of our affiliated companies, including any charges payable pursuant to Paragraph 8 (a) below, and the buyer has satisfied such other terms as we in our sole discretion shall require, including providing information and documentation we require to satisfy our customer due diligence and verification checks for Know Your Customer compliance purposes and completing any anti-money laundering or anti-terrorism financing and sanctions checks. As soon as a buyer has satisfied all of the above conditions, he or she should contact us at +44 (0) 207 318 4081 or +44 (0) 207 318 4082 to arrange for collection of purchased property.

(b) The buyer must arrange for collection of a purchased lot within seven days of the date of the auction. After the auction, we will transfer all lots to offsite fine art storage facilities. Details will be included in the buyer information packs sent to buyers after the auction. Purchased lots are at the buyer's risk, including the responsibility for insurance, from (i) the date of collection or (ii) seven days after the auction, whichever is the earlier. Until risk passes, Phillips will compensate the buyer for any loss or damage to a purchased lot up to a maximum of the Purchase Price paid, subject to our usual exclusions for loss or damage to property.

(c) As a courtesy to clients, Phillips will, without charge, wrap purchased lots for hand carry only. We do not provide packing, handling, insurance or shipping services. We will coordinate with shipping agents instructed by the buyer, whether or not recommended by Phillips, in order to facilitate the packing, handling, insurance and shipping of property bought at Phillips. Any such instruction is entirely at the buyer's risk and responsibility, and we will not be liable for acts or omissions of third party packers or shippers. Property will be collected by the buyer at the point it is released by Phillips in the sale location to the buyer or to a third-party shipper acting for the buyer. The buyer is responsible for paying any import duties and local taxes payable to import the Property to its final destination.

(d) Phillips will require presentation of government-issued identification prior to release of a lot to the buyer or the buyer's authorized representative.

8 Failure to Collect Purchases

(a) Lots will be held for collection from our offsite storage facilities for thirty (30) days after the auction free of charge. Storage charges and property release fees will apply after this 30-day period for any lots which have not been collected. Details of the applicable storage charges will be confirmed to buyers in the buyer information pack they will receive after the auction. Purchased lots will not be released to the buyer until the Purchase Price and all charges have been paid in full.

(b) If a purchased lot is paid for but not collected within six months of the auction, the buyer authorizes Phillips, upon notice, to arrange a resale of the item by auction or private sale, with estimates and a reserve set at Phillips's reasonable discretion. The proceeds of such sale will be applied to pay for storage charges and any other outstanding costs and expenses owed by the buyer to Phillips or our affiliated companies and the remainder will be forfeited unless collected by the buyer within two years of the original auction.

9 Remedies For Non-Payment

(a) Without prejudice to any rights the seller may have, if the buyer without prior agreement fails to make payment of the Purchase Price for a lot in cleared funds within seven days of the auction, Phillips may in our sole discretion exercise one or more of the following remedies: (i) store the lot at Phillips's premises or elsewhere at the buyer's sole risk and expense; (ii) cancel the sale of the lot, retaining any partial payment of the Purchase Price as liquidated damages; (iii) reject future bids from the buyer or render such bids subject to payment of a deposit; (iv) charge interest at 12% per annum from the date payment became due until the date the Purchase Price is received in cleared funds; (v) subject to notification of the buyer, exercise a lien over any of the buyer's property which is in the possession of Phillips and instruct our affiliated companies to exercise a lien over any of the buyer's property which is in their possession and, in each case, no earlier than 30 days from the date of such notice arrange the sale of such property and apply the proceeds to the amount owed to Phillips or any of our affiliated companies after the deduction from sale proceeds of our standard vendor's commission, all sale-related expenses and any applicable taxes thereon; (vi) resell the lot by auction or private sale, with estimates and a reserve set at Phillips's reasonable discretion, it being understood that in the event such resale is for less than the original hammer price and buyer's premium for that lot, the buyer will remain liable for the shortfall together with all costs incurred in such resale; (vii) commence legal proceedings to recover the hammer price and buyer's premium for that lot, together with interest and the costs of such proceedings; (viii) set off the outstanding amount remaining unpaid by the buyer against any amounts which we or any of our affiliated companies may owe the buyer in any other transactions; (ix) release the name and address of the buyer to the seller to enable the seller to commence legal proceedings to recover the amounts due and legal costs; or (x) take such other action as we deem necessary or appropriate.

(b) The buyer irrevocably authorizes Phillips to exercise a lien over the buyer's property which is in our possession upon notification by any of our affiliated companies that the buyer is in default of payment. Phillips will notify the buyer of any such lien. The buyer also irrevocably authorizes Phillips, upon notification by any of our affiliated companies that the buyer is in default of payment, to pledge the buyer's property in our possession by actual or constructive delivery to our affiliated company as security for the payment of any outstanding amount due. Phillips will notify the buyer if the buyer's property has been delivered to an affiliated company by way of pledge.

(c) If the buyer is in default of payment, the buyer irrevocably authorizes Phillips to instruct any of our affiliated companies in possession of the buyer's property to deliver the property by way of pledge as the buyer's agent to a third party instructed by Phillips to hold the property on our behalf as security for the payment of the Purchase Price and any other amount due and, no earlier than 30 days from the date of written notice to the buyer, to sell the property in such manner and for such consideration as can reasonably be obtained on a forced sale basis and to apply the proceeds to any amount owed to Phillips or any of our affiliated companies after the deduction from sale proceeds of our standard vendor's commission, all sale-related expenses and any applicable taxes thereon.

10 Rescission by Phillips

Phillips shall have the right, but not the obligation, to rescind a sale without notice to the buyer if we reasonably believe that there is a material breach of the seller's representations and warranties or the Authorship Warranty or an adverse claim is made by a third party. Upon notice of Phillips election to rescind the sale, the buyer will promptly return the lot to Phillips, and we will then refund the Purchase Price paid to us. As described more fully in Paragraph 14 below, the refund shall constitute the sole remedy and recourse of the buyer against Phillips and the seller with respect to such rescinded sale.

11 Export, Import and Endangered Species Licences and Permits

Before bidding for any property, prospective buyers are advised to make their own enquiries as to whether a licence is required to export a lot from the United Kingdom or to import it into another country. Prospective buyers are advised that some countries prohibit the import of property made of or incorporating plant or animal material, such as coral, crocodile, ivory, whalebone, Brazilian rosewood, rhinoceros horn or tortoiseshell, irrespective of age, percentage or value. Accordingly, prior to bidding, prospective buyers considering export of purchased lots should familiarize themselves with relevant export and import regulations of the countries concerned. Please note that the US prohibits the importation of any item containing African elephant ivory. Asian elephant ivory may be imported in to the US only if accompanied by independent scientific analysis of continent of origin and confirmation the object is more than 100 years old.

With regard to any item containing endangered species other than elephant ivory, an importer into the US must provide documented evidence of the species identification and age of an object in order to demonstrate that the item qualifies as an antique. This will require the buyer to obtain an independent appraisal certifying the species of endangered material on the object and certifying that the object is not less than 100 years of age. A prospective buyer planning to import an object containing endangered species into the US may not rely on Phillips cataloguing to establish the species of endangered material on the object or to establish the age of the object and must consult with a qualified independent appraiser prior to placing a bid on the lot.

It is solely the buyer's responsibility to comply with these laws and to obtain any necessary export, import and endangered species licences or permits. Failure to obtain a licence or permit or delay in so doing will not justify the cancellation of the sale or any delay in making full payment for the lot. As a courtesy to clients, Phillips has marked in the catalogue lots containing potentially regulated plant or animal material, but we do not accept liability for errors or for failing to mark lots containing protected or regulated species.

12. US Imports

Customs Tariffs

Buyers intending to import property into the United States of America should note that US Customs may charge an additional import duty upon the importation of (i) products manufactured or created in mainland China and (ii) printed materials (including photographs, prints, lithographs, books and designs) printed in the UK or Germany. Phillips will mark with a symbol lots which may be subject to additional US import tariffs, where this is known to us. Please note, however, that any such markings are done by us only as a convenience to bidders. Phillips does not accept liability for errors including failing to mark lots accurately or for the absence of any marking.

Export, Import, Sales and/or Use Taxes

Buyers should note that they are responsible for all charges, duties and taxes related to the exportation and importation of lots shipped by them or shipped on their behalf, including any applicable Sales and/or Use Taxes which may be due on importing the property to the United States.

Please contact the department organising the auction for further details.

13 Personal Data

(a) You acknowledge and understand that we may process your personal data (including potentially special category data) in accordance with our Privacy Policy as published at www.phillips.com or available by emailing dataprotection@ phillips.com.

(b) Our Privacy Policy sets out: (i) the types of personal data we will or may collect and process; (ii) the purposes for which we will or may process your personal data (including for example the provision of auction, private sale and related services; the performance and enforcement of these terms and conditions; the carrying out of identity and credit checks; keeping you informed about upcoming auctions, exhibitions and special events; and generally where reasonably necessary in the management and operation of our business); (iii) the lawful bases on which we rely in undertaking our processing of your personal data; (iv) your rights in respect of our processing of your personal data; and (v) various other information as required by applicable laws.

(c) Phillips premises and sale and exhibition venues are subject to CCTV video surveillance and recording for security, client service and bid monitoring purposes and will be filmed during the auction for simultaneous live broadcast on our and third party websites and applications. By remaining in these areas, you acknowledge that you may be photographed, filmed and recorded and grant your permission for your likeness and voice to be included in such recordings. If you do not wish to be photographed or filmed or appear in such recordings, please speak to a member of Phillips staff.

Your communications with Phillips, including by telephone and online (e.g. telephone and on-line bidding) may also be recorded for security, client service and bid monitoring purposes. Where we record such information we will process it in accordance with our Privacy Policy available at www.phillips.com.

14 Limitation of Liability

(a) Subject to sub-paragraph (e) below, the total liability of Phillips, our affiliated companies and the seller to the buyer in connection with the sale of a lot shall be limited to the Purchase Price actually paid by the buyer for the lot.

(b) Except as otherwise provided in this Paragraph 14, none of Phillips, any of our affiliated companies or the seller (i) is liable for any errors or omissions, whether orally or in writing, in information provided to prospective buyers by Phillips or any of our affiliated companies or (ii) accepts responsibility to any bidder in respect of acts or omissions, whether negligent or otherwise, by Phillips or any of our affiliated companies in connection with the conduct of the auction or for any other matter relating to the sale of any lot.

(c) All warranties other than the Authorship Warranty, express or implied, including any warranty of satisfactory quality and fitness for purpose, are specifically excluded by Phillips, our affiliated companies and the seller to the fullest extent permitted by law.

(d) Subject to sub-paragraph (e) below, none of Phillips, any of our affiliated companies or the seller shall be liable to the buyer for any loss or damage beyond the refund of the Purchase Price referred to in sub-paragraph (a) above, whether such loss or damage is characterised as direct, indirect, special, incidental or consequential, or for the payment of interest on the Purchase Price to the fullest extent permitted by law.

(e) No provision in these Conditions of Sale shall be deemed to exclude or limit the liability of Phillips or any of our affiliated companies to the buyer in respect of any fraud or fraudulent misrepresentation made by any of us or in respect of death or personal injury caused by our negligent acts or omissions.

15 Copyright

The copyright in all images, illustrations and written materials produced by or for Phillips relating to a lot, including the contents of this catalogue, is and shall remain at all times the property of Phillips and, subject to the provisions of the Copyright, Designs and Patents Act 1988, such images and materials may not be used by the buyer or any other party without our prior written consent. Phillips and the seller make no representations or warranties that the buyer of a lot will acquire any copyright or other reproduction rights in it.

16 General

(a) These Conditions of Sale, as changed or supplemented as provided in Paragraph 1 above, and Authorship Warranty set out the entire agreement between the parties with respect to the transactions contemplated herein and supersede all prior and contemporaneous written, oral or implied understandings, representations and agreements.

(b) Notices to Phillips shall be in writing and addressed to the department in charge of the sale, quoting the reference number specified at the beginning of the sale

catalogue. Notices to clients shall be addressed to the last address notified by them in writing to Phillips.

(c) These Conditions of Sale are not assignable by any buyer without our prior written consent but are binding on the buyer's successors, assigns and representatives.

(d) Should any provision of these Conditions of Sale be held void, invalid or unenforceable for any reason, the remaining provisions shall remain in full force and effect. No failure by any party to exercise, nor any delay in exercising, any right or remedy under these Conditions of Sale shall act as a waiver or release thereof in whole or in part.

(e) No term of these Conditions of Sale shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by anyone other than the buyer.

17 Law and Jurisdiction
(a) The rights and obligations of the parties with respect to these Conditions of Sale and Authorship Warranty, the conduct of the auction and any matters related to any of the foregoing shall be governed by and interpreted in accordance with English law.

(b) For the benefit of Phillips, all bidders and sellers agree that the Courts of England are to have exclusive jurisdiction to settle all disputes arising in connection with all aspects of all matters or transactions to which these Conditions of Sale and Authorship Warranty relate or apply. All parties agree that Phillips shall retain the right to bring proceedings in any court other than the Courts of England.

(c) All bidders and sellers irrevocably consent to service of process or any other documents in connection with proceedings in any court by personal service, delivery by mail or in any other manner permitted by English law, the law of the place of service or the law of the jurisdiction where proceedings are instituted at the last address of the bidder or seller known to Phillips.

Authorship Warranty

Phillips warrants the authorship of property in this auction catalogue described in headings in **BOLD** or **CAPITALIZED** type for a period of five years from date of sale by Phillips, subject to the exclusions and limitations set forth below.

(a) Phillips gives this Authorship Warranty only to the original buyer of record (i.e., the registered successful bidder) of any lot. This Authorship Warranty does not extend to (i) subsequent owners of the property, including purchasers or recipients by way of gift from the original buyer, heirs, successors, beneficiaries and assigns; (ii) property where the description in the catalogue states that there is a conflict of opinion on the authorship of the property; (iii) property where our attribution of authorship was on the date of sale consistent with the generally accepted opinions of specialists, scholars or other experts; (iv) property whose description or dating is proved inaccurate by means of scientific methods or tests not generally accepted for use at the time of the publication of the catalogue or which were at such time deemed unreasonably expensive or impractical to use or likely in our reasonable opinion to have caused damage or loss in value to the lot; or (v) property where there has been no material loss in value from the value of the lot had it been as described in the heading of the catalogue entry.

(b) In any claim for breach of the Authorship Warranty, Phillips reserves the right, as a condition to rescinding any sale under this warranty, to require the buyer to provide to us at the buyer's expense the written opinions of two recognized experts approved in advance by Phillips. We shall not be bound by any expert report produced by the buyer and reserve the right to consult our own experts at our expense. If Phillips agrees to rescind a sale under the Authorship Warranty, we shall refund to the buyer the reasonable costs charged by the experts commissioned by the buyer and approved in advance by us.

(c) Subject to the exclusions set forth in subparagraph (a) above, the buyer may bring a claim for breach of the Authorship Warranty provided that (i) he or she has notified Phillips in writing within three months of receiving any information which causes the buyer to question the authorship of the lot, specifying the auction in which the property was included, the lot number in the auction catalogue and the reasons why the authorship of the lot is being questioned and (ii) the buyer returns the lot to Phillips to the saleroom in which it was purchased in the same condition as at the time of its auction and is able to transfer good and marketable title in the lot free from any third party claim arising after the date of the auction. Phillips has discretion to waive any of the foregoing requirements set forth in this subparagraph (c) or subparagraph (b) above.

(d) The buyer understands and agrees that the exclusive remedy for any breach of the Authorship Warranty shall be rescission of the sale and refund of the original Purchase Price paid. This remedy shall constitute the sole remedy and recourse of the buyer against Phillips, any of our affiliated companies and the seller and is in lieu of any other remedy available as a matter of law or equity. This means that none of Phillips, any of our affiliated companies or the seller shall be liable for loss or damage beyond the remedy expressly provided in this Authorship Warranty, whether such loss or damage is characterized as direct, indirect, special, incidental or consequential, or for the payment of interest on the original Purchase Price.

PHILLIPS

INVOICE

Masterworks Gallery, LLC as agent for
Masterworks Cayman, SPC on behalf of its
084 Segregated Portfo
53 Beach St. 2nd Floor
New York, NY 10013

Account No: [redacted]
Invoice No: UK010921/1142/1
Paddle No: 1142
VAT No:

Sale Title	Sale Date	Sale Number	Auctioneer
20th Century & Contemporary Art Evening Sale	15-Oct-2021	UK010921	Henry Highley

Lot No	Description	Hammer	VAT on Hamm		Premium	VAT on Prem		Total Amount
18	**Günther Förg** Ohne Titel	490,000.00	(0%)	0.00	125,400.00	(0%)	0.00	£615,400.00
				Artist Resale Royalty on Lot 18				£7,552.51

Total Amount Due **£622,952.51**

PLEASE NOTE THAT THE PAYMENT IS DUE IMMEDIATELY AND MUST BE MADE BY THE INVOICED PARTY

Bank Transfer Details: UBS Switzerland AG, Rue des Noirettes 35, 1227 Carouge, Switzerland, for the account of Phillips Auctioneers Limited, Account No. [redacted], IBAN: C[redacted], SWIFT: [redacted]

The purchase of the lots listed above is subject to the Conditions of Sale set out in the auction catalogue for the above referenced sale.

For information on the Buyer's Premium, please see the Buyer's Guide found on the Phillips website www.phillips.com